EXHIBIT 10.7
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into on this 5th day of December, 2008 (the “Effective Date”), by and between Safeguard Scientifics, Inc. a Pennsylvania corporation (the “Company”), and Peter J. Boni (“Executive”), reads as follows:
ARTICLE I
RECITALS
WHEREAS, Executive and the Company are parties to an Employment Agreement made and entered into on the 1st day of August, 2005 (“Existing Agreement”); and
WHEREAS, the Company and Executive desire to amend and restate the Existing Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code’) and make other appropriate changes to comply with applicable law.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Existing Agreement is amended and restated as follows:
ARTICLE II
DEFINITIONS
Section 2.1. “Board” means the Board of Directors of the Company.
Section 2.2. “Cause” means (a) Executive’s material failure to adhere to any written Company policy after Executive has been given written notice with a reasonable opportunity, to comply with such policy or cure Executive’s failure to comply of not less than 30 days, (which reasonable opportunity must be granted during the period preceding termination of this Agreement); (b) Executive’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company, excluding any benefit derived from the existence or exercise of Executive’s rights in the Company’s stock consistent with Company’s option and restricted stock plans; (c) Executive’s misappropriation (or attempted misappropriation) of any Company fund or property; (d) Executive’s conviction of, or his entering a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; or (e) a material breach of this Agreement or any other agreement with or duty owed to the Company or any of its subsidiaries or affiliates if not cured within 30 days following receipt from the Company of written notice thereof.

Section 2.3. “Change of Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, (ii) the Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company’s assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of the Company’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of the Company prior to the transaction. A “Continuing Director” shall mean a member of the Board of Directors who either (i) is a member of the Board of Directors as of the Effective Date or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.
Section 2.4. “Change of Control Termination” means the termination of Executive’s employment under this Agreement by the Company without Cause or by Executive for Good Reason, which occurs either (i) following the commencement of serious discussions with an unrelated third party regarding the possibility of a transaction that would, if consummated, constitute a Change of Control which discussions lead to a transaction with such unrelated third party that constitutes a Change of Control, provided that the closing of such transaction occurs within six months following the termination of Executive’s employment or (ii) within 12 months following a Change of Control.
Section 2.5. “Code” means the Internal Revenue Code of 1986, as amended.
Section 2.6. “Disability” means the inability of Executive, due to mental or physical impairment or disability, despite reasonable accommodations by the Company, to fully perform the material duties performed by Executive for the Company immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-consecutive month period.
Section 2.7. “Good Reason” means: (i) Executive’s assignment to or reduction in assignment of (without his consent) responsibilities, or duties that serve to diminish the status or degree of responsibility of Executive’s position, responsibilities, or duties from those in effect immediately before such assignment or reduction; (ii) a change in Executive’s reporting relationships as in effect immediately before such change that serves to diminish Executive’s position, responsibilities or duties; (iii) a change in Executive’s title to one of a lesser status to the extent that such change serves to diminish Executive’s position, responsibilities or duties; (iv) a material reduction of Executive’s base salary; (v) a material breach of this Agreement by Company; (vi) the relocation of the Company’s principal executive offices to a location which is more than 30 miles away from the location of the Company’s principal executive offices on the date of this Agreement; or (vii) Executive’s assignment (without his consent) to be based anywhere other than the Company’s principal executive offices to the extent that such assignment requires a material change in geographic location for Executive or to the extent that such assignment serves to diminish Executive’s position, responsibilities or duties. For purposes of this definition, a material change in geographic location will be deemed to have occurred if Executive is required to travel to a location that is more than 30 miles from the location of the Company’s principal executive offices on the date of this Agreement. Notwithstanding the foregoing, no event or condition described in clauses (i) through (vii) shall constitute Good Reason unless (a) Executive gives the Company written notice of Executive’s intention to terminate Executive’s employment for Good Reason and the grounds for such termination, (b) the notice described in (a) is provided within 90 days after the event giving rise to the Good Reason termination occurs, and (c) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days after its receipt of such notice. If the Company does not correct the ground(s) for termination during the 30-day period following Executive’s notice of termination, Executive’s termination of employment for Good Reason may become effective within 90 days after the end of the cure period, in order for Executive’s termination to be treated as a Good Reason termination under this Agreement. If Executive’s termination occurs more than 90 days after the end of the cure period, such termination shall be treated as a voluntary termination other than for Good Reason and Executive will not be entitled to severance benefits under this Agreement.
Section 2.8. “Restricted Period” means the period commencing on the day that Executive’s employment with the Company terminates for any reason and ending on the first anniversary thereof.
ARTICLE III
EMPLOYMENT AND COMPENSATION
Section 3.1. Employment Term.
(a) The Company has employed Executive since August 16, 2005 (the “Commencement Date”). This Agreement will govern Executive’s continued employment by the Company until that employment ceases in accordance with the terms of this Agreement (such period of Executive’s employment is herein referred to as the “Term”).
(b) If Executive dies while employed by the Company, this Agreement and Executive’s employment by the Company shall automatically terminate on the date of Executive’s death. The Company may terminate Executive’s employment and all other positions with the Company upon written notice to Executive at any time (i) due to the Disability of Executive, (ii) for Cause, or (iii) without Cause, for any or no reason. Executive may terminate his employment and all other positions with the Company at any time (i) for Good Reason, so long as Executive provides notice of his intent to terminate for Good Reason within 90 days following the date of the situation giving rise to Executive’s Good Reason occurs and, to the extent the Company fails to cure within the cure period described in Section 2.7 above, Executive actually resigns from employment with the Company within 90 days following the expiration of the Company’s cure period, or (ii) without Good Reason, for any or no reason. Notwithstanding the generality of the preceding sentence, in the event that Executive terminates his employment pursuant to this Section 3.1(b) for any or no reason (other than as described in clause (i) with respect to Good Reason, Executive shall give 60 days’ prior written notice to the Company prior to the effectiveness of such resignation of his employment with the Company, and such resignation shall not be effective until the expiration of such notice period, unless such notice is waived by the Company (in which case such resignation shall be effective as of the date of such waiver).

Section 3.2. Positions and Duties.
(a) Executive will serve as President and Chief Executive Officer (“CEO”) of the Company, reporting directly to the Board and its Chairman (provided that if Executive holds the seat of Chairman, Executive will report directly to the Board) and will have all duties customarily associated with the position of a CEO, all duties as are set forth in the Company’s bylaws for such position and all duties as are delegated to the CEO from time to time by the Board. Executive shall devote his best efforts and substantially all of his business time and services to the Company and shall render his services hereunder to the Company and use his best efforts, judgment and energy in the performance of the duties assigned to him. The parties expressly agree that Executive may continue to serve as a director of the companies listed on Appendix A hereto so long as such board service does not interfere with Executive’s performance of his duties to the Company and that the activities of such companies do not compete with the activities of the Company or its subsidiaries or affiliates. Executive shall not serve as a director of any other company without the consent of the Board.
(b) Executive will be appointed and will serve on the Company’s Board beginning on the Commencement Date and continuing during the Term for such periods Executive is elected to serve on the Board pursuant to the Company’s bylaws. The Board shall recommend Executive for re-election to the Board so long as Executive continues to serve as the Company’s CEO. On or after the one-year anniversary of the Commencement Date, the Board may consider and bring to a vote the election of Executive to Chairman of the Board. In light of the compensation paid to Executive for his employment under this Agreement, he will not be entitled to any additional compensation for his service as a member of the Board.
Section 3.3. Compensation. The Company shall pay or cause to be paid or provided to Executive the following amounts and benefits:
(a) Base Salary. Executive received an initial base salary of $600,000 per annum under the Existing Agreement, subject to review on an annual basis by the Board and possible increase from time to time by the Board. The initial base salary or such later revised base salary is hereinafter referred to as Executive’s “Base Salary.”
(b) Bonus.
(i) Signing Bonus. In connection with the execution of the Existing Agreement, Executive received a signing bonus (the “Signing Bonus”), the net after-tax proceeds of which Executive used to purchase the Company’s Common Stock after the Commencement Date.

(ii) Annual Bonuses Beginning in Fiscal Year 2006. For each fiscal year ending during the Term but after December 31, 2005, Executive will be eligible for an annual bonus subject to the terms of the Company’s Management Incentive Plan (the “MIP”) (or such other management bonus program as may be established by the Board from time to time). Executive’s target annual bonus will be at least $600,000 if specified corporate and personal performance goals established by the Board in good faith are met for that year in accordance with the MIP. Any reduction in Executive’s target annual bonus opportunity below this minimum target shall constitute a material breach of this Agreement by the Company. Bonus payment amounts, if any, will be determined by the Board based upon the attainment of certain performance targets to be set forth in the MIP (or such other management bonus program as may be established from time to time by the Board). Unless provided otherwise by the MIP, the annual bonus shall be paid to Executive on or after January 1, but prior to March 15, of the calendar year next following the calendar year in which the bonus is earned, subject to completion of the Company’s audit for the applicable fiscal year.
(c) Fringe Benefits. Executive will be paid a car allowance at the rate of $10,000 per annum; will be reimbursed for country club dues at the rate of $8,000 per annum; will participate in the Company’s executive medical plan (pursuant to which up to $5,000 of reasonable and necessary medical, healthcare, vision or dental expenses not allowed under normal health plans are reimbursed); will receive at the Company’s cost up to $1,000,000 of life insurance (assuming that Executive meets normal insurability requirements); and will be permitted to participate in all other benefit programs offered generally by the Company to its other executives.
(d) Relocation Expenses. The Existing Agreement provided for Executive’s relocation to the Philadelphia area and the Company’s reimbursement to Executive of certain amounts related thereto. Such relocation and reimbursement obligations have been satisfied as of the date hereof.
(e) Equity Incentive Compensation Grants. Executive was granted options to purchase shares of the Company’s Common Stock in accordance with the terms of the award agreements attached to the Existing Agreement as Appendix A.
Section 3.4. Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by him in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.
Section 3.5. Indemnification. The Company will indemnify Executive for and defend Executive from claims arising from Executive’s good faith performance of his duties as an employee of the Company to the extent provided in the Company’s bylaws.

Section 3.6. Severance; Severance Payments. Upon cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 3.6.
(a) Termination without Cause or for Good Reason. Subject to Executive’s execution and delivery of the “Release” described in Section 3.6(c) below as to subparagraphs (ii) through (v) inclusive, if Executive’s employment by the Company is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to:
(i) payment of all accrued and unpaid Base Salary through the date of such termination in the Company’s normal payroll cycle;
(ii) a lump sum payment, which shall be paid within 45 days of Executive’s termination of employment, equal to Executive’s annual Base Salary as of the date of such termination;
(iii) a lump sum payment, which shall be paid within 45 days of Executive’s termination of employment, equal to the greater of (A) Executive’s target annual bonus for the year of such termination, or (B) the average of his actual bonus as received for the last three completed fiscal years;
(iv) waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive’s termination, his spouse and dependents) with respect to medical insurance for a period equal to 12 months; and
(v) a lump sum payment, which shall be paid within 45 days of Executive’s termination of employment, equal to the cost that would be incurred by the Company, as reasonably determined by the Company, to waive the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive’s termination, his spouse and dependents) with respect to dental insurance for a period of 12 months following the date of Executive’s termination.
(b) Change of Control Termination. In lieu of any compensation and benefits payable under Section 3.6(a), and subject to Executive’s execution and delivery of the “Release” described in Section 3.6(c) below as to subparagraphs (ii) through (v) inclusive, in the event that Executive’s employment by the Company ceases due to a Change of Control Termination, Executive will be entitled to:
(i) payment of all accrued and unpaid Base Salary through the date of such termination in the Company’s normal payroll cycle;
(ii) a lump sum payment, which shall be paid within 45 days of Executive’s termination of employment, equal to the product of (A) 3 multiplied by (B) Executive’s annual Base Salary as of the date of such termination;
(iii) a lump sum payment, which shall be paid within 45 days of Executive’s termination of employment, equal to the product of (A) 3 multiplied by (B) the greater of (i) Executive’s target annual bonus for the year of such termination, or (ii) the average of his actual bonus as received for the last three completed fiscal years;

(iv) waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive’s termination, his spouse and dependents) with respect to medical insurance for a period equal to 36 months; and
(v) a lump sum payment, which shall be paid within 45 days of Executive’s termination of employment, equal to the cost that would be incurred by the Company, as reasonably determined by the Company, to waive the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive’s termination, his spouse and dependents) with respect to dental insurance for a period of 36 months following the date of Executive’s termination.
(c) Except as otherwise provided in this Section 3.6, all compensation and benefits will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation by reason of such termination. The payments and benefits described in this Section 3.6 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 3.6 are conditioned on Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Appendix B in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law (the “Release”). The severance benefits described in this Section 3.6 will be paid (or, in the case of the benefits described in Section 3.6(a)(iv) and 3.6(b)(iv), will begin to be paid or provided) as soon as the Release becomes irrevocable.
(d) Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 3.6(a) and 3.6(b) above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s Disability, or (d) as a result of resignation by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such termination. All compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

Section 3.7. Limitation on Payments. Upon Executive’s termination of employment with the Company in connection with a Change of Control, if it is determined that any payment or distribution by the Company of benefits provided under this Agreement or any other payments or benefits due upon a Change of Control (the “Change of Control Benefits”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code that would be subject to an excise tax under section 4999 of the Code (the “Excise Tax”) the following provisions shall apply. If the aggregate present value to Executive of receiving the Change of Control Benefits and paying the Excise Tax is not greater than the aggregate present value to Executive of the Change of Control Benefits reduced to the safe harbor amount (as defined below), then the Company shall reduce the Change of Control Benefits such that the aggregate present value to Executive of receiving the Change of Control Benefits is equal to the safe harbor amount. Otherwise Executive shall receive the full amount of the Change of Control Benefits and Executive shall be responsible for payment of the Excise Tax. For purposes of this paragraph “present value” shall be determined in accordance with Section 280G(d)(4) of the Code and the term “safe harbor amount” shall mean an amount expressed in the present value that maximizes the aggregate present value of the Change of Control Benefits without causing any of the Change of Control Benefits to be subject to the deduction limitations set forth in Section 280G of the Code. All determinations made pursuant to this Section 3.5 shall be made by the Company’s independent public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and to Executive within ten days of the termination date. For purposes of determining whether payments or benefits due upon a Change of Control would constitute an “excess parachute payment,” the Accounting Firm shall take into account the relevant provisions of the Code, Treasury Regulations and rulings issued by the Internal Revenue Service that it shall determine are relevant to such determination, including, but not limited to such provisions that require the “Base Amount,” pursuant to Section 280G(b)(3) of the Code to take into account all compensation paid to Executive by the Company during the “base period,” (as defined in Section 280G(d)(2) of the Code) to the extent such compensation is includible in Executive’s ordinary income, including, but not limited to non-deferred amounts of base salary and bonus, and amounts recognized as ordinary compensation income on Executive’s exercise of non-qualified stock options issued by the Company. Any such determination by the Accounting Firm shall be binding upon Executive and the Company. Executive shall then, in his sole discretion, determine which and how much of the Change of Control Benefits shall be eliminated or reduced consistent with the requirements of the foregoing paragraph. All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company.
ARTICLE IV

RESTRICTIVE COVENANTS AND REMEDIES
Section 4.1. Confidential Information.
(a) In consideration of the employment by the Company of Executive and the consideration outlined in Article 3 of this Agreement, and as an inducement to the Company to continue to entrust Executive with its Trade Secrets (as hereinafter defined), Executive agrees that Executive will not use for himself or disclose to any person any Trade Secret of the Company obtained by Executive as a result of his employment by the Company unless authorized in writing by the Company to do so. For purposes of this Agreement, Trade Secrets will be deemed to include, but not be limited to, all confidential information (which will be deemed to be all information not otherwise available to the general public), price lists, production techniques, patents, designs, inventions, copyrighted materials, product lists, marketing strategies, equipment designs, personnel files, customer lists, and all other information or material received by Executive in connection with his employment by the Company. Upon cessation of Executive’s service to the Company for any reason, all written or electronic materials evidencing Trade Secrets, and all copies thereof, in the possession or control of Executive shall be delivered to the Company. The term Trade Secrets shall exclude (i) information that is or subsequently becomes publicly available other than as a result of Executive’s breach of this Agreement; (ii) is acquired from another source not under a duty of confidentiality to Company and not as a result of a breach of this Agreement; or (iii) is independently developed by Executive without use of the Trade Secrets.

(b) Executive further agrees, covenants and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to enforce this Agreement or to advise a third party of his obligations under this Agreement until this Agreement becomes a public document by reason of its disclosure by the Company.
Section 4.2. Ownership of Inventions and Ideas. Executive acknowledges that the Company shall be the sole owner of all the results and proceeds of his service to the Company, including but not limited to, all patents, patent applications, patent rights, formulas, copyrights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes or programs in connection with or useful to the business of the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) which Executive, by himself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create during Executive’s employment by the Company, free and clear of any claims by Executive (or any successor or assignee of Executive) of any kind or character whatsoever. Executive acknowledges that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act. Executive hereby assigns and transfers his right, title and interest in and to all such Developments and agrees that he shall, at the request of the Company, execute or cooperate with the Company in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in or to any such Developments.
Section 4.3. Restrictive Covenants. In consideration of the employment by the Company of Executive and the consideration outlined in Article 3 of this Agreement, Executive agrees to be bound by this Section 4.3. Executive will not, directly or indirectly, do any of the following during the period of his employment by the Company and the Restricted Period:
(a) engage or participate in any business activity substantially similar to an activity from which the Company or any of its subsidiaries or affiliates derives revenue (or, with respect to the application of this provision during the Restricted Period, engage or participate in any business activity substantially similar to an activity from which the Company or any of its subsidiaries or affiliates derived revenue during the 12 months preceding the date Executive’s employment ends) (a “Competing Business”), provided that notwithstanding the foregoing, Executive’s activities as or on behalf of a private equity or venture capital investor shall not be treated as a Competing Business except to the extent such activities involve activities that compete with entities that were the Company’s subsidiaries or affiliates from which the Company derived revenue during the 12 months preceding the date Executive’s employment ends;

(b) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 4.9% of the outstanding securities of any class of any publicly traded securities of any company;
(c) solicit or call on, either directly or indirectly, for purposes of selling goods or services competitive with goods or services sold by the Company or any of its subsidiaries or affiliates, any customer with whom the Company shall have dealt or any prospective customer that the Company has identified and solicited at any time during Executive’s employment by the Company;
(d) adversely influence or attempt to adversely influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company;
(e) adversely influence or attempt to adversely influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or
(f) employ or retain, or arrange to have any other person or entity employ or retain, any employee or consultant of the Company or any of its subsidiaries or affiliates (or with respect to the application of this provision during the Restricted Period, any person or entity who, within the 12 months preceding the date Executive’s employment by the Company ends, was employed or engaged by the Company or any of its subsidiaries or affiliates as an employee or consultant).
Executive acknowledges that the restrictions contained in Sections 4.1, 4.2 and 4.3 are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates and that the duration of the Restricted Period, and the provisions of Sections 4.1, 4.2 and 4.3, are reasonable given Executive’s position within the Company and the substantial consideration payable under this Agreement. Executive further acknowledges that Sections 4.1, 4.2 and 4.3 are included herein in order to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or in the absence of these provisions.
Section 4.4. Enforcement.
(a) Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of this Article 4 will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the Company will have the right to enforce this Agreement by seeking injunctive or other relief in any court and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company.

(b) Restitution. If Executive breaches any part of Section 4.1, 4.2 or 4.3, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
(c) Extension of Restricted Period. If Executive breaches Section 4.1, 4.2 or 4.3, the Restricted Period will be extended by an amount of time equal to the period that Executive was in breach.
(d) Judicial Modification. If any court determines that Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable because of its duration or geographic scope, that court will have the power to modify that section and, in its modified form, that section will then be enforceable.
(e) Restrictions Enforceable in All Jurisdictions. If any court holds that Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable by reason of its breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of this section.
(f) Disclosure of Protective Provisions. Executive agrees to disclose the existence and terms of Sections 4.1, 4.2 and 4.3 to any employer for whom Executive works during the two year period following Executive’s cessation of employment by the Company. Executive also agrees that for a period of one year following his cessation of employment by the Company, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of this Section 4 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name.
ARTICLE V
MISCELLANEOUS
Section 5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

Section 5.2. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.
Section 5.3. Payments Subject to Tax Withholding. All payments and transfers of property described in this Agreement will be made net of any applicable tax withholding.
Section 5.4. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs. Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company shall assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
Section 5.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
Section 5.6. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof. Therefore, this Agreement merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment, compensation, severance, termination or any related matter, including, but not limited to, the Existing Agreement. This Agreement may not be changed or modified, except by an Agreement in writing signed by both Executive and the Company.
Section 5.7. Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:
If to Executive:
Mr. Peter J. Boni
10 Ile Dhuyere
Devon, PA 19333
If to the Company:
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087
Attn: General Counsel

Section 5.8. Governing Law/Arbitration. This agreement will be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules of any state. Executive hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Agreement and equity incentive grants made pursuant to this Agreement (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.
Section 5.9. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.
Section 5.10. Compliance with Section 409A of the Code.
(a) Compliance. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, direct the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Payment Delay. Notwithstanding any provision in this Agreement to the contrary, if at the time of Executive’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-term deferral exception under Section 409A of the Code and are in excess of the lesser of two times (i) Executive’s then-annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company (as defined under Section 409A of the Code). If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SAFEGUARD SCIENTIFICS, INC.		PETER J. BONI

By:	/s/ Brian J. Sisko	/s/ Peter J. Boni

Brian J. Sisko
Senior Vice President & General Counsel

Appendix A
Pre-Existing Board Memberships
American Electronics Association

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Appendix B

RELEASE OF CLAIMS
FOR AND IN CONSIDERATION OF the benefits to be provided to Peter J. Boni (“Executive”) in connection with the termination of his employment, as set forth in that certain Amended and Restated Employment Agreement by and between Safeguard Scientifics, Inc. (the “Company”) and Executive, dated December 5, 2008 (the “Employment Agreement”), which are conditioned on Executive signing this Release of Claims and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and/or the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release of Claims shall not apply to any entitlements under the terms of the Employment Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become entitled to a benefit other than under any Company separation or severance plan or programs and provided, further, that this Release of Claims shall not apply to any claims Executive may have as a stockholder of the Company so long as Executive is not the moving, initiating or lead party.
Executive acknowledges that the restrictive covenants contained in Article IV of the Employment Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

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In signing this Release of Claims, Executive acknowledges his understanding that he may not sign it prior to the termination of his employment, but that he may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date Executive’s employment with the Company terminates. Executive also acknowledges that he is advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that Executive has had sufficient time to consider this Release of Claims and to consult with an attorney, if he wished to do so, or to consult with any other person of his choosing before signing; and that he is signing this Release of Claims voluntarily and with a full understanding of its terms. Executive further acknowledge that, in signing this Release of Claims, he has not relied on any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement. Executive understands that he may revoke this Release of Claims at any time within seven (7) days of the date of his signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if Executive has not timely revoked it.
Intending to be legally bound, Executive has signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print): Peter J. Boni

Date Signed:

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